Exhibit 10.1

Execution Version

August 9, 2018

Mr. James F. Gentilcore

Dear Jim:

This letter agreement (this “Agreement”) confirms the terms and conditions of your transition to the role of Executive Chairman of each of PQ Corporation (the “Company”) and PQ Group Holdings Inc. (“Holdings”). Capitalized terms not defined herein will have the respective meanings ascribed to them in the Severance Agreement by and between you and the Company, dated as of August 31, 2017 (the “Severance Agreement”).

1. Transition Period.

(a) Effective as of the date hereof (the “Transition Date”), you will transition from the role of President and Chief Executive Officer of each of the Company and Holdings to the role of Executive Chairman of each of the Company and Holdings. As of the Transition Date, you hereby resign from the position of President and Chief Executive Officer of each of the Company and Holdings and from any and all other offices and positions that you hold with the Company or any of its Affiliates, other than your position as a member of the Board of Directors (including any committees thereof, the “Board”) of Holdings. The Company, on its own behalf and on behalf of its Affiliates, hereby accepts the resignations described in the immediately preceding sentence, effective as of the Transition Date. For the avoidance of doubt, you shall remain an executive officer of each of the Company and Holdings during the Transition Period (as defined below).

(b) You will be employed by the Company as its Executive Chairman for a period beginning on the Transition Date and ending on December 31, 2018 or such earlier date as provided in Section 2 of this Agreement (such date, the “Separation Date”, and such period, the “Transition Period”). During the Transition Period, your duties and responsibilities will include providing transition services to the Chief Executive Officer of the Company and Holdings and such other duties and responsibilities as may be reasonably designated to you by the Board consistent with your position as Executive Chairman. During the Transition Period, you will continue to receive a base salary at the rate in effect for you immediately prior to the Transition Date and you will continue to participate in the employee benefit and compensation plans of the Company or Holdings in which you participated immediately prior to the Transition Date, subject to the terms of such plans and applicable law. You shall remain eligible to receive an annual bonus with respect to 2018 in accordance with the terms of the Company’s bonus plan.

(c) Prior to the Separation Date, you and the Board will discuss the nature of, and terms and conditions associated with, the services you may provide to the Company following such date. It is anticipated that you will continue to provide services to the Company following the Separation Date and if you continue to provide such services through February 2019, subject to the approval by the Board or its compensation committee, on the date that the Board or its compensation committee makes its annual grants to employees, you will remain eligible for a grant of Holdings equity awards consistent with equity awards made to senior executive officers of the Company.

2. Severance Agreement. You acknowledge and agree that your transition to the role of Executive Chairman as contemplated by this Agreement, and your performance of services during the Transition Period, do not and will not constitute Good Reason under the Severance Agreement, and you hereby waive any right that you have or may have to assert Good Reason thereunder in connection with such transition or the performance of such services. Except as provided in the immediately preceding sentence, the Severance Agreement remains in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, your transition from employment on the expected Separation Date, December 31, 2018, will constitute a termination pursuant to Section 3.01(d) of the Severance Agreement, and you will be eligible to receive the severance benefits described in such Section 3.01(d) in accordance with the terms thereof. You and the Company each retain the right to earlier terminate your employment in accordance with the terms and conditions of the Severance Agreement. For the avoidance of doubt, if not earlier terminated, this Agreement and the Transition Period will automatically terminate on December 31, 2018.

3. Equity Awards. All options to purchase shares of common stock of Holdings, restricted stock units with respect to shares of common stock of Holdings and shares of Holdings restricted stock previously granted to you by Holdings will continue to be governed by the terms and conditions of the Holdings Stock Incentive Plan or the Holdings 2017 Omnibus Incentive Plan, as applicable, and by the respective award agreements under which such awards were granted. For the avoidance of doubt, any stock options, restricted stock units and restricted stock that you hold will continue to be eligible to vest in accordance with the terms of the Holdings Stock Incentive Plan or the Holdings 2017 Omnibus Incentive Plan, as applicable, and the applicable award agreement for as long as you continue to provide services to the Company.

4. Miscellaneous. This Agreement constitutes the entire agreement between you and the Company or any of its Affiliates, and replaces all prior agreements, whether written or oral, with respect to the subject matter of this Agreement and all related matters, excluding only the Severance Agreement (as modified herein) and the Award Agreements. Article V of the Severance Agreement is incorporated herein by reference, mutatis mutandis.

[Signature page immediately follows.]

If the terms of this Agreement are acceptable to you, please sign, date and return it to the Company. At such time, this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above.

Sincerely,

PQ CORPORATION

By:	/s/ William J. Sichko, Jr.
Name: William J. Sichko, Jr.
Title: Vice President, Chief Administrative Officer

PQ GROUP HOLDINGS INC.

By:	/s/ William J. Sichko, Jr.
Name: William J. Sichko, Jr.
Title: Vice President, Chief Administrative Officer

Accepted and agreed:

Signature:	/s/ James F. Gentilcore
James F. Gentilcore

Date:	August 9, 2018